SSB CITI FUNDS, INC.
               	THE HUMANE EQUITY FUND


RESULTS OF SPECIAL MEETING OF STOCKHOLDERS HELD ON SEPTEMBER
19, 2002


Items Voted On:    Votes For      Votes Against	Abstentions

ITEM 1:  Plan of Liquidation and Dissolution

                    927,460.6      21,461.58      9,360.76